                        PRESS RELEASE
9 Meters Biopharma Provides Business Update and Reports
Financial Results for the Third Quarter 2021

- Phase 2 vurolenatide VIBRANT study enrollment anticipated to be completed before year-end; topline results for short bowel syndrome expected in Q1 2022 –
- Larazotide Phase 3 for celiac disease interim analysis expected in Q2 2022 –
- Appointed Samantha Ventimiglia of Vertex to the Board of Directors -
- Quarter ending cash of $53.6 million is expected to fund operations into 2023 -

Raleigh, NC, November 15, 2021 – 9 Meters Biopharma, Inc. (Nasdaq: NMTR, the “Company”), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases by studying unique GI biology, today provided a business update and reported financial results for the third quarter ended September 30, 2021.

Key Business Highlights

•Phase 2 vurolenatide VIBRANT study enrollment anticipated to be completed before year-end; topline results for SBS expected in Q1 2022
•Announced immuno-oncology collaboration with Gustave Roussy, building upon previously announced data highlighting NM-102’s unique effect on GI biology
•In October, received issuance of patent on NM-102, a proprietary tight-junction microbiome modulator
•Poster presentation titled, “Therapeutic Candidate in Short Bowel Syndrome” at the American College of Gastroenterology (ACG) 2021 Annual Scientific Meeting
•Announced partnership with Non-Profit Gluten-Free Food Pantry Organization Mend Hunger
•In August, announced collaboration with European Biomedical Research Institute of Salerno foundation for planned Phase 2 Study of larazotide for the treatment of Multisystem Inflammatory Syndrome in Children (MIS-C) resulting from COVID-19. First patient dosed in October.
•Acquired humanized anti-GIP (glucose-dependent insulinotropic polypeptide) monoclonal antibody for the treatment of rare obesity disorders, now known as NM-136
•Appointed Samantha Ventimiglia to the Board of Directors
•Cash as of September 30, 2021 of $53.6M is expected to provide sufficient runway into 2023 based on the current operating plan

John Temperato, President & CEO of 9 Meters Biopharma, commented: “This has been a productive quarter for the 9 Meters team as we continue to progress towards Phase 2 results with vurolenatide for SBS, while simultaneously preparing for Phase 3 based on the learnings from our ongoing trial. We also continue to advance our Phase 3 larazotide program for celiac disease with the interim analysis expected in Q2 2022. Our significant cash runway provides us with capital to fund operations beyond our two key data milestones and into 2023.”

                        PRESS RELEASE
Anticipated Milestones for 2022

Vurolenatide (proprietary long-acting GLP-1 agonist):
•Topline results from Phase 2 VIBRANT study with vurolenatide for SBS expected in Q1 2022; enrollment anticipated to be completed before year-end
•Phase 3 initiation anticipated shortly after End-of-Phase 2 meeting with FDA

Larazotide (proprietary tight junction regulator):
•Interim analysis (statistical assumption modeling) of Phase 3 study in celiac disease anticipated in Q2 2022
•Phase 3 topline anticipated in Q4 2022

Other pipeline assets - ongoing IND-enabling studies for each in 2021
•NM-003 (proprietary long acting GLP-2 agonist): pre-clinical proof-of-concept study underway
•NM-102 (proprietary tight-junction microbiome modulator): indication selection and pre-IND meeting anticipated in 2022
•NM-136 (anti-GIP hu-mAb): antibody profiling to support pre-clinical development program in 2022

Corporate Presentations
•R&D Day for Short Bowel Syndrome – 1H 2022
•R&D Day for Celiac Disease & Full Pipeline – post Phase 3 interim analysis

Quarterly Financial Results

As of September 30, 2021, the Company’s cash and cash equivalents totaled approximately $53.6 million, compared to approximately $37.9 million on December 31, 2020.

The Company reported a net loss of approximately $13.5 million, or $0.05 per share, for the third quarter of 2021, compared to a net loss of approximately $8.3 million, or $0.06 per share for the third quarter of 2020. The increase in the overall loss is due primarily to the acquisition of the anti-GIP hu-mAb now known as NM-136.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases by studying unique GI biology. The Company is advancing vurolenatide, a proprietary Phase 2 long-acting GLP-1 agonist, for short bowel syndrome (SBS); larazotide, a Phase 3 tight junction regulator in non-responsive celiac disease; and several other early-stage assets.

For more information, please visit www.9meters.com or follow 9 Meters on Twitter and LinkedIn.

                        PRESS RELEASE
Forward-looking Statements - This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: the impact of COVID-19 on our operations, enrollment in and timing of clinical trials; reliance on research and development partners; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; reliance on collaborators; and risks associated with acquiring and developing additional compounds. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended September 30, 2021, and in other filings that the Company has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Corporate contacts
Edward J. Sitar, Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com

Media contact
Veronica Eames
LifeSci Communications, LLC
veames@lifescicomms.com
203-942-4626

Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577